PART F/S

INDEPENDENT AUDITOR'S REPORT



The Board of Directors and Stockholders
Harbor Town Holding Group I, Inc.
West Palm Beach, FL 33401


We have audited the accompanying balance sheet of Harbor Town Holding Group I, Inc., (a development stage company) as of December 31, 1997 and the related statements of operations and changes in cash flows from May 6, 1997 (inception) to December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based upon our audit.

We conducted out audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of Harbor Town Holding Group I, Inc., (a development stage company) as of December 31, 1997 and the results of its operations and cash flows for the period May 6, 1997 (inception) to December 31, 1997, in conformity with generally accepted accounting principles.

The Company is in the development stage and to date has had no significant operations. The continuation of the Company's business is dependent upon the ability to obtain adequate financing arrangements and ultimately, future profitable operations.


Sweeney, Gates & Co.


Boynton Beach, Florida
April 14, 1998

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                 HARBOR TOWN HOLDING GROUP I, INC.
                   (A Development Stage Company

                         BALANCE SHEET

                       December 31, 1997



ASSETS

Current assets:
    Cash                                        $     4,268

        Total current assets                          4,268

                                                $     4,268


LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Accounts payable and accrued expenses       $     1,530

        Total current liabilities                     1,530

Stockholders' equity:
    Common stock; no par value; 50,000,000
      shares authorized; 20,000,000 shares
      outstanding                                    43,695
    Retained deficit                               ( 40,957)

        Total stockholders' equity                    2,738


                                                $     4,268









The accompanying notes are an integral part of these financial statements.



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                 HARBOR TOWN HOLDING GROUP I, INC.
                   (A Development Stage Company)

                      STATEMENT OF OPERATIONS

           For the Period May 6, 1997 (Date of Inception)
                        to December 31, 1997




Sales, net                                       $     -

Cost of sales                                          -

Gross profit (loss)                                    -

General and administrative expenses                  40,957

Net loss                                         (   40,957)

Retained earnings(deficit), beginning
of period                                              -

Retained earnings(deficit), end of period        (   40,957)

Net loss per share                               $     -

Weighted average shares outstanding               8,830,143














The accompanying notes are an integral part of these financial statements.




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               HARBOR TOWN HOLDING GROUP I, INC.
                 (A Development Stage Company

                    STATEMENT OF CASH FLOW

        For the Period May 6, 1997 (Date of Inception)
                      to December 31, 1997




Cash flows from operating activities:
   Net loss                                      $   ( 40,957)
   Non cash compensation                               25,095
   Changes in assets and liabilities -
     increase in account payable                        1,530

Net cash provided (used) for operations              ( 14,332)

Cash flows from financing activities:
  Proceeds from sale of capital stock                  18,600

Net increase (decrease) in cash                         4,268

Cash, beginning of period                                -

Cash, end of period                              $      4,268

Supplemental disclosure:
  Cash paid for interest                         $       -

  Income taxes paid                              $       -











The accompanying notes are an integral part of these financial statements.

               HARBOR TOWN HOLDING GROUP I, INC.
                 (A Development Stage Company

         STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

        For the Period May 6, 1997 (Date of Inception)
                      to December 31, 1997


                                                              Deficit
                                                            Accumulated
                                                             during the
                                                  Common     Development
                                     Shares       Stock         Stage         Total
Issuance of share to Net Lnnx      2,058,209   $   12,600    $     -       $  12,600

Issuance of share to Wheeler      17,931,250       31,000          -          31,000

Issuance of shares to a director      10,541           95          -              95

Net Loss                               -              -         (40,957)     (40,957)

Balance, December 31, 1997        20,000,000   $   43,695     $ (40,957)    $( 2,738)





The accompanying notes are an integral part of these financial statements.

                HARBOR TOWN HOLDING GROUP I, INC.
                  NOTES TO FINANCIAL STATEMENTS
                       December 31, 1997


1.  BASIS OF PRESENTATION

Organization - Harbor Town Holding Group I, Inc. (the "Company") was incorporated in the State of Florida May 6, 1998 as a wholly owned subsidiary of Net Lnnx, Inc.

The Company shares facilities and certain other resources free of charge with Harbor Town Management Group, Inc.

Development Stage Activities - The Company has been in the development stage since its inception on May 6, 1997. It has conducted no business other than to organize as a corporation. It intends to seek and acquire merger partners that have ongoing operations.

Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes - The Company accounts for income taxes on an asset and liability approach to financial accounting. Deferred income tax assets and liabilities are computed annually for temporary differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Loss per Share - The Company has adopted Financial Accounting Standards No. 128, "Earnings per Share" ("FAS 128"), effective October 1, 1997. FAS 128 requires presentation of earnings or loss per share on basic and diluted earnings per share. The Company does not have any potentially dilutive shares outstanding, and therefore, only basic loss per share is presented. Loss per share is computed by dividing net income by the weighted average number of shares outstanding during the period.



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               HARBOR TOWN HOLDING GROUP I, INC.
                 NOTES TO FINANCIAL STATEMENTS
                     December 31, 1997


2.  CAPITALIZATION AND SALE OF STOCK

The Company initial cash contribution of $12,600 was from its parent, Net Lnnx, Inc. As consideration the Company issued 2,058,209 shares of its stock to Net Lnnx, Inc. On May 21, 1997, Net Lnnx, Inc. spun off all the shares of the Company to its shareholders as a stock dividend on a share for share basis.

On November 6, 1997, the Company sold 17,931,250 shares for $6,000 in cash and $25,000 in legal services on behalf of the Company. The legal fees were in regarding the legal aspects of a registration statement on Form 10-SB under the Securities Act of 1934. The $25,000 was charged to legal and professional fees expense during the period.

On November 12, 1997, the Company issued 10,541 shares of common stock to a director of the Company for services to the Company as a director. These shares were recorded at $.009 per share, the amount which Net Lnnx, Inc. paid for its shares. The $95 was charged to compensation expense during the period.


3.  INCOME TAXES

The Company has had no taxable income since inception to December 31, 1997, and as a result, has recorded no tax expense. The Company recorded a deferred tax asset of $5,400 resulting from a net operating loss. A valuation allowance was provided for the same amount. The Company has fully reserved the tax benefits of the operating loss carryforward because the likelihood of realization of the benefit cannot be established. The Internal Revenue Code contains provisions, which may limit the loss carryforwards available if a significant change in stockholder ownership of the Company occurs.

The Company had available net operating loss carryforwards of approximately $16,000 and expire in 2012.